As filed with the Securities and Exchange Commission on December 5, 2003
                                                          Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ___________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ___________
                                MAF BANCORP, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          36-3664868
 (State or Other Jurisdiction                             (I.R.S. Employer
of Incorporation or Organization)                        Identification No.)

                                  55TH & HOLMES
                         CLARENDON HILLS, ILLINOIS 60514
    (Address, including zip code of registrant's principal executive office)
                           __________________________

      ST. FRANCIS CAPITAL CORPORATION 1993 INCENTIVE STOCK OPTION PLAN, AND
                       1997 STOCK OPTION PLAN, AS AMENDED
                RELIANCE BANCSHARES, INC. 1997 STOCK OPTION PLAN
                            (Full title of the plans)
                                   ___________

                                 MICHAEL JANSSEN
                                MAF BANCORP, INC.
                                  55TH & HOLMES
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 986-7544
            (Name, address and telephone number, including area code,
                          of agent for service)

                                   Copies to:
                             JENNIFER R. EVANS, ESQ.
                             ROBYN B. GOLDMAN, ESQ.
                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                            222 NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60601
                                 (312) 609-7500
                                   ___________

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

     TITLE OF SECURITIES           AMOUNT TO          PROPOSED MAXIMUM              PROPOSED MAXIMUM               AMOUNT OF
       TO BE REGISTERED          BE REGISTERED   OFFERING PRICE PER SHARE(2)    AGGREGATE OFFERING PRICE(2)    REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01
per share(1)                        346,654               $44.15                       $15,304,774                 $1,239
===================================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares offered pursuant to the plans as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock pursuant to Rule 416(a).
(2) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the registration fee have been estimated based on the average of the high and low sales prices for the Common Stock on the Nasdaq National Market of $44.60 and $43.70 on December 2, 2003.


            INTRODUCTORY STATEMENT NOT FORMING PART OF THE PROSPECTUS

         St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"), was merged with and into MAF Bancorp, Inc., a Delaware corporation ("MAF Bancorp") (the "Merger") effective December 1, 2003, and the outstanding shares of St. Francis Common Stock were converted into the right to receive 0.79 shares of MAF Bancorp Common Stock. At the effective time of the Merger, previously granted options then outstanding under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan and the 1997 Stock Option Plan, as amended and the Reliance Bancshares, Inc. 1997 Stock Option Plan (together, the "Plans") became exercisable for shares of MAF Bancorp Common Stock in accordance with the terms of the Merger and the terms of such Plans. Each outstanding and unexercised stock option to purchase shares of St. Francis Common Stock is deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the original option prior to the Merger, the number of shares of MAF Bancorp Common Stock equal to the product, rounded down to the nearest whole share, of the number of shares of St. Francis Common Stock subject to the original option and 0.79, at a price per share equal to the exercise price per share of the St. Francis Common Stock under the original option divided by 0.79, rounded up, if necessary, to the nearest cent.

         This Registration Statement covers the 346,654 shares of MAF Bancorp Common Stock which may be issued upon exercise of outstanding stock options previously granted by St. Francis under the Plans.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information required by this section will be given to those persons, all of whom were employees or directors of St. Francis or its affiliates immediately prior to the Merger who are currently holding options granted under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan or the 1997 Stock Option Plan, as amended, or the Reliance Bancshares, Inc. 1997 Stock Option Plan. Such documents are not required to be filed with the Commission as a part of the Registration Statement or as an Exhibit.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by MAF Bancorp, Inc., a Delaware corporation ("Registrant"), are incorporated in this Registration Statement by reference:

                  (a) Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-18121);

                  (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (File Nos. 0-18121);

                  (c) Current Reports on Form 8-K dated January 28, 2003, April 22, 2003, May 21, 2003, July 22, 2003 and July 23, 2003, September 2,
         2003, October 20, 2003, October 24, 2003, and December 1, 2003 (File Nos. 0-18121); and

                  (d) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A, dated November 14, 1989.

         All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:
(a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles Tenth and Eleventh of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

         a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

         d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The Registrant has purchased $40 million of insurance policies that insure the Registrant's directors and officers against liability which they may incur as a result of actions taken in such capacities.

In addition, the Registrant maintains fiduciary liability coverage up to a limit of $5 million and bankers' professional liability up to a limit of $10 million.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K dated December 19, 2000, File No. 0-18121).

         4.2 Amended and Restated By-Laws of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).

         5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding legality of the securities.

         23.1     Consent of KPMG LLP.

         23.2     Consent of KPMG LLP.

         24.1 Powers of Attorney (included on the signature pages of the Registration Statement).

         99.1 St. Francis Capital Corporation 1993 Incentive Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Form S-8 Registration Statement filed by St. Francis Capital Corporation with the Commission on September 29, 1993, Registration No. 33-70012).

         99.2 St. Francis Capital Corporation 1997 Stock Option Plan, as amended (incorporated by reference to Exhibit 1 to Amendment No. 1 to the Form S-8 Registration Statement filed by St. Francis Capital Corporation with the Commission on April 2, 1999, Registration No. 333-24057).

         99.3 Reliance Bancshares, Inc. 1997 Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Form S-8 Registration Statement filed by Reliance Bancshares, Inc. with the Commission on June 3, 1997, Registration No. 333-28375).

         99.4 Amendment dated November 21, 2003 to the St. Francis Capital Corporation 1993 Incentive Stock Option Plan, 1997 Stock Option Plan, as amended, and the Reliance Bancshares, Inc. 1997 Stock Option Plan.

         99.5 Form of St. Francis Capital Corporation 1993 Incentive Stock Option Plan, 1997 Stock Option Plan, as amended, and Reliance Bancshares, Inc. 1997 Stock Option Plan Conversion Agreement.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 5th day of December, 2003.

                                                  MAF BANCORP, INC.



                                                  By:  /s/ Allen H. Koranda
                                                       -------------------------
                                                       Allen H. Koranda
                                                       Chairman of the Board and
                                                       Chief Executive Officer

         We, the undersigned officers and directors of MAF Bancorp, Inc., and each of us, do hereby constitute and appoint each and any of Allen H. Koranda, Jerry A. Weberling and Christine Roberg our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Name                                          Title                              Date
         ----                                          -----                              ----

/s/ Allen H. Koranda                        Chairman of the Board and                 December 5, 2003
----------------------------                 Chief Executive Officer
Allen H. Koranda                          (Principal Executive Officer)


/s/ Kenneth Koranda                  President and Vice Chairman of the Board         December 5, 2003
----------------------------
Kenneth Koranda


/s/ Jerry A. Weberling                      Executive Vice President,                 December 5, 2003
----------------------------          Chief Financial Officer and Director
Jerry A. Weberling                        (Principal Financial Officer)


/s/ Christine Roberg                   First Vice President and Controller            December 5, 2003
----------------------------             (Principal Accounting Officer)
Christine Roberg


/s/ Robert Bowles, M.D.                             Director                          December 5, 2003
----------------------------
Robert Bowles, M.D.

                                       9



/s/ David C. Burba                                  Director                          December 5, 2003
----------------------------
David C. Burba


/s/ Terry Ekl                                       Director                          December 5, 2003
----------------------------
Terry Ekl


/s/ Harris W. Fawell                                Director                          December 5, 2003
----------------------------
Harris W. Fawell


/s/ Joe F. Hanauer                                  Director                          December 5, 2003
----------------------------
Joe F. Hanauer


/s/ Barbara L. Lamb                                 Director                          December 5, 2003
----------------------------
Barbara L. Lamb


/s/ Thomas R. Perz                                  Director                          December 5, 2003
----------------------------
Thomas R. Perz


/s/ Raymond Stolarczyk                              Director                          December 5, 2003
----------------------------
Raymond Stolarczyk


/s/ F. William Trescott                             Director                          December 5, 2003
----------------------------
F. William Trescott


/s/ Lois B. Vasto                                   Director                          December 5, 2003
----------------------------
Lois B. Vasto


/s/ Andrew J. Zych                                  Director                          December 5, 2003
----------------------------
Andrew J. Zych


                                INDEX TO EXHIBITS

       EXHIBIT
        NUMBER                     DESCRIPTION OF EXHIBIT
       -------                     ----------------------


         4.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K dated December 19, 2000, File No. 0-18121).

         4.2 Amended and Restated By-Laws of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).

         5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding legality of the securities.

         23.1     Consent of KPMG LLP.

         23.2     Consent of KPMG LLP.

         24.1 Powers of Attorney (included on the signature pages of the Registration Statement).

         99.1 St. Francis Capital Corporation 1993 Incentive Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Form S-8 Registration Statement filed by St. Francis Capital Corporation with the Commission on September 29, 1993, Registration No. 33-70012).

         99.2 St. Francis Capital Corporation 1997 Stock Option Plan, as amended (incorporated by reference to Exhibit 1 to Amendment No. 1 to the Form S-8 Registration Statement filed by St. Francis Capital Corporation with the Commission on April 2, 1999, Registration No. 333-24057).

         99.3 Reliance Bancshares, Inc. 1997 Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Form S-8 Registration Statement filed by Reliance Bancshares, Inc. with the Commission on June 3, 1997, Registration No. 333-28375).

         99.4 Amendment dated November 21, 2003 to the St. Francis Capital Corporation 1993 Incentive Stock Option Plan, 1997 Stock Option Plan, as amended, and the Reliance Bancshares, Inc. 1997 Stock Option Plan.

         99.5 Form of St. Francis Capital Corporation 1993 Incentive Stock Option Plan, 1997 Stock Option Plan, as amended, and Reliance Bancshares, Inc. 1997 Stock Option Plan Conversion Agreement.


                                       11